_______________________________________________

SALE AND PURCHASE AGREEMENT

____________________________________________

regarding the
sale and purchase of

HMT Holding AG
Kreuzlingerstrasse 5, 8574 Lengwil, Switzerland

“HMT Holding”

Sale and Purchase Agreement

by and between

1.     Dr. Andreas Bänziger
2.     Norbert Brill
3.     Thomas Fischer
4.     Wilfred Thom
5.     Roland Germann

- Dr. Andreas Bänziger, Norbert Brill, Thomas Fischer, Wilfred Thom and Roland
Germann herein also referred to
individually as a “Seller” and collectively as “Sellers” -
—
and

2.	HealthTronics Surgical Services Inc. with business address at 1841 West Oak Parkway, Suite A, Marietta, GA 30062

- herein “HealthTronics” -

3.	HealthTronics GmbH (in the course of incorporation) with business address at Kreuzlingerstrasse 5, 8574 Lengwil, Switzerland

- herein “Purchaser” or “Merger Sub”

- Each Seller, HealthTronics and Purchaser herein also referred to individually as a “Party” and collectively as “Parties” -

Table of Contents

Exhibits

Definitions

Recitals

1.	Current Status

2.	Sale and Purchase of the Share

3.	Consideration
	3.1	Consideration in Kind
	3.23	Pay-off of Loans
	3.3	Account Information
	3.4	Registration
	3.5	Consideration

4.	Closing Date, Conditions Precedent to Closing
	4.1	Signing Date and Closing Date
	4.2	Closing Date
	4.3	Closing Conditions
	4.4	Fulfillment of Closing Conditions and Antitrust Filings
	4.5	Withdrawal

5.	Closing
	5.1	Closing Events

6.	Sellers’ Representations and Warranties
	6.1	Sellers’ Representations and Warranties
	6.2	Sellers Disclosure Schedules
	6.3	Best Knowledge of Sellers

7.	Representations and Warranties of the Purchaser
	7.1	Purchaser’s Representations and Warranties
	7.2	HealthTronics Group of Companies
	7.3	Material Adverse Effect

8.	Remedies
	8.1	Term of Representations and Warranties
	8.2	Limitations of the Purchaser’s or Sellers’ Rights and Remedies

	8.3	Limitation of Claims
	8.4	Thresholds
	8.5	Notification and Examination
	8.6	Indemnification
	8.7	No Recourse to Management
	8.8	No other Remedies

9.	Sellers’ and Purchaser’s Covenants
	9.1	Continuation of Business of HMT
	9.2	Extraordinary Shareholders Meeting of HMT Holding and HMT
	9.3	Sale of HealthTronics Shares
	9.4	Shareholders’ Meeting of the Purchaser
	9.5	HMT as a Separate Profit Center of HealthTronics Group

10.	Miscellaneous
	10.1	Confidentiality
	10.2	Notices
	10.3	Costs
	10.4	Exhibits
	10.5	Entire Agreement
	10.6	Assignment
	10.7	Business Days
	10.8	Governing Law and Jurisdiction
	10.9	Severability

Exhibits

Exhibit 4.3.2(ix)	Contract to be Terminated
Exhibit 6.1.3	Subsidiaries
Exhibit 6.1.5	Ownership
Exhibit 6.1.6	Issued Shares of each of Subsidiaries
Exhibit 6.1.8.1	Material Agreements
Exhibit 6.1.8.2	Distrubutorship, Agency, License or alike Agreements
Exhibit 6.1.8.3	Agreements which could have a Material Adverse Effect on Material Agreements
Exhibit 6.1.9	Non Compliance under Material Agreements
Exhibit 6.1.10	Intellectual Property Rights
Exhibit 6.1.11	Insurance
Exhibit 6.1.12	Financial Statements
Exhibit 6.1.13	Material Assets
Exhibit 6.1.14	Permits
Exhibit 6.1.15	Litigation
Exhibit 6.1.17.1	List of Management Agreements
Exhibit 6.1.17.2	Bonus or Similar Schemes
Exhibit 6.1.17.3	Standard Employment Agreement
Exhibit 6.1.17.4	Consultancy Agreements
Exhibit 6.1.18	List of Employee Benefit Plans
Exhibit 6.1.19	Information Technology
Exhibit 6.1.20	Environmental Matters
Exhibit 6.1.21	Non Compliance
Exhibit 7.1.14	Purchaser’s Compliance With Laws

Definitions [to be amended and completed]

Agreement	as defined in the recitals of this Agreement

Antitrust Filings	as defined in section 4.4 of this Agreement

Best Knowledge of the Sellers	as defined in section 6.3 of this Agreement

Business	as defined in the recitals of this Agreement

Closing Conditions	as defined in section 4.3 of this Agreement

Closing Date	as defined in section 4.1.2 of this Agreement

Closing Events	as defined in section 5.1 of this Agreement

CO	shall mean the Swiss Code of Obligations (schweizerisches Obligationenrecht)

Company	as defined in the recitals of this Agreement

De Minimis Amount	as defined in section 8.4 of this Agreement

HealthTronics	as defined on the second page of this Agreement

HealthTronics Shares	as defined in section 3.1 of this Agreement

HMT	as defined in the recitals of this Agreement

HMT Shares	as defined in section 1 of this Agreement

HMT Holding	as defined in the recitals of this Agreement

Sellers' Accounts	as defined in section 3.3.1 of this Agreement

Sellers' Depositos Account	as defined in section 3.3.2 of this Agreement

Intellectual Property Rights	as defined in section 6.1.10 of this Agreement

Liability Cap	as defined in section 8.3 of this Agreement

Material Adverse Effect	as defined in section 6.1.8 of this Agreement (relating to Sellers) and section 7.3 of this Agreement (relating to HealthTronics and/or Purchaser)

Material Agreements	as defined in section 6.1.8 of this Agreement

Material Assets	as defined in section 6.1.13 of this Agreement

Parties	as defined on the second page of this Agreement

Party	as defined on the second page of this Agreement

Permits	as defined in section 6.1.14 of this Agreement

Purchaser	as defined on the second page of this Agreement

Purchaser’s Account	as defined in section 3.3.3 of this Agreement

Purchaser’s Representations and Warranties	as defined in section 7.1 of this Agreement

Reduction in Value	as defined in section 8.6 of this Agreement

Seller	as defined on the second page of this Agreement

Sellers	as defined on the second page of this Agreement

Sellers’ Disclosure Schedules	as defined in section 6.2 of this Agreement

Sellers’ Representations and Warranties	as defined in section 6.1 of this Agreement

Shares	as defined in section 1 of this Agreement

Signing Date	as defined in section 4.1.1 of this Agreement

Taxes	shall mean all tax liabilities whether direct or indirect, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, social security taxes and any other taxes, duties and levies payable to any competent authority in any jurisdiction, and any interest and penalties, costs and expenses related thereto or any later return of failure to make or the making of any incomplete or incorrect return in respect of any of them or additions to tax, declared or imposed by any competent tax authority.

Time Limitations	as defined in section 8.1 of this Agreement

TKB	as defined in section 3.2 of this Agreement

TKB Financing Debt	as defined in section 3.2 of this Agreement

Transaction	as defined in section 2.1 of this Agreement

R E C I T A L S

(A)

WHEREAS, the Sellers together hold 100% of the nominal stated capital (Aktienkapital) of HMT Holding AG (herein “HMT Holding”; and together with all subsidiaries, including but not limited to HMT High Medical Technologies AG, the “Company”).

(B)	WHEREAS, HMT Holding holds 39.7 percent of the nominal stated capital of HMT High Medical Technologies AG (“HMT”) and 72.4 percent of the voting rights of HMT .

(C)

WHEREAS, HMT is engaged in the development and manufacturing of high-end medical solutions such as extracorporeal shock wave treatment, ESWT/shock wave lithotripsy and ESWL in the fields of urology, orthopaedics, sports medicine and veterinary medicine throughout Switzerland and worldwide (herein “Business”).

(D)

WHEREAS, Sellers, after a strategic review of the Business, have concluded that they wish to sell their shares in HMT Holding upon the terms and conditions of this agreement including its Exhibits as delivered at Closing (herein “Agreement”).

(E)	WHEREAS, HealthTronics, through its wholly owned subsidiary Merger Sub, wishes to acquire HMT Holding from Sellers upon the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Current Status

HMT Holding is a stock corporation (Aktiengesellschaft) organized under Swiss law, registered in the commercial register of the canton of Thurgau under registration number CH-440.3.015.563-6 and having its corporate seat in CH-8574 Lengwil, Switzerland. Each of the Sellers owns the following percentage of HMT Holding: Dr. Andreas Bänziger, 50%, , Norbert Brill, 12.5%, Thomas Fischer, 12.5%, Wilfred Thom, 12.5%, Roland Germann, 12.5%. The aggregate nominal stated capital of HMT Holding amounts to CHF 300,000, represented by 300,000 registered shares (Namenaktien) with a par value of CHF 1.00 each and held by Sellers (herein collectively “Shares”).

HMT is a stock corporation (Aktiengesellschaft) organized under Swiss law, registered in the commercial register of the canton of Thurgau under registration number CH-440.3.001.904-7 and having its corporate seat in CH-8574 Lengwil, Switzerland. HMT Invest holds 60.3 percent of the nominal stated capital of HMT and 27.6 percent of the voting rights in HMT. HMT Holding holds 39.7 percent of the nominal stated capital of HMT and 72.4 percent of the voting rights in HMT. The aggregate nominal stated capital of HMT amounts to CHF 4,640,000, represented by 3,500 registered shares(Namenaktien) with a par value of CHF 800 each and held by HMT Invest, and 9,200 registered shares (Namenaktien and Stimmrechtsaktien) with a par value of CHF 200 each and held by HMT Holding (herein collectively “HMT Shares”).

2.	Sale and Purchase of the Shares

Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell to Purchaser and Purchaser hereby agrees to purchase from Sellers all, but not only some of the Shares with all rights and obligations pertaining thereto (herein “Transaction”). Sellers shall transfer the Shares to Purchaser and Purchaser shall accept such transfer of all, but not only some of the Shares on the Closing Date and with effect as of the Closing Date in accordance with the terms and conditions set forth in this Agreement.

The following Sellers shall sell the following shares of HMT Holding to Purchaser:

Name	Percentage Ownership	Shares
Dr. Andreas Bänziger	50%	150,000
Norbert Brill	12.5%	37,500
Thomas Fischer	12.5%	37,500
Wilfred Thom	12.5%	37,500
Roland Germann	12.5%	37,500
The transfer of the Shares is subject to all of the Closing Conditions (as defined in Section 4.3 below).

3.	Consideration

3.1

Consideration in Kind. On the Closing Date (as defined in Section 4.2 below), the Purchaser shall transfer to each of the Sellers his pro rata portion of eighty percent (80%) of USD 1,000 cash and eighty percent (80%) of 800,000 shares of common stock in HealthTronics Surgical Services, Inc. (herein “HealthTronics Shares”) (herein “Direct Consideration”). Each Seller shall receive the HealthTronics Shares pro rata to each Seller’s ownership in HMT Holding. Twenty percent (20%) of the cash and twenty percent (20%) of the HealthTronics Shares, (the “Escrow Consideration”) paid as consideration to Sellers shall be transferred pursuant to the Escrow Agreement in Exhibit 3.1 to the Escrow Account.

3.2

Pay-off of Loans. The Parties agree that HMT’s outstanding loan plus interest (term loan) in the maximum amount of CHF 5,000,000 and line of credit in the maximum amount of CHF 2,750,000 from Thurgauer Kantonalbank (herein “TKB”, the “TKB Financing Debt”) shall remain in place but pursuant to a revised debt agreement, and HMT shall pay back the term loan by means of monthly installments (principal and interest) of CHF 100,000 (or quarterly installments of principal and interest of CHF 300,000). Purchaser shall, however, repay HMT Holding’s outstanding loan plus interest in the maximum amount of CHF 2,000,000 from TKB at Closing. The Parties also agree that the outstanding loan plus interest in the maximum amount of CHF 2,500,000 from HMT Invest AG to HMT shall remain in place.

3.3	Account Information

3.3.1	Sellers’ Accounts. All payments owed by Purchaser to Sellers under this Agreement shall be paid by Purchaser by wire transfer to Sellers bank set forth below (herein “Sellers’ Accounts”):

3.3.2

Sellers’ Deposit Account. All share deliveries owed by Purchaser to Sellers under this Agreement shall be made by Purchaser to Sellers’ deposit accounts set forth below (herein “Sellers’ DepositAccount”):

3.3.2.1	Dr. med. Andreas Bänziger Bank: Appenzeller Kantonalbank AIKB, 9050 Appenzell Account: 60*10/342.798-06 Deposit: 60*40/304.166-03

3.3.2.2	Thomas Fischer Bank: RegioBank, Westbahnhofstrasse 11, 4502 Solothurn Account: 16 0.059.951.04 Deposit: 80 0.008.091.08

3.3.2.3	Norbert Brill Bank: UBS, 8280 Kreuzlingen Account: 217-826226.40 P Deposit: 217-826226.S1

3.3.2.4	Roland Germann Bank: Credit Suisse, 8500 Frauenfeld Account: 562721-40 Deposit: 562721-45

3.3.2.5	Wilfred Thom Bank: TKB – Thrugauer Kantonalbank, 8280 Kreuzlingen Account: 2046950901 Deposit: 160136924407

3.3.3

Purchasers’ Account. All payments owed by Sellers to Purchaser under this Agreement shall be paid by Sellers by wire transfer to Purchaser's bank account as provided by Purchaser to Sellers (herein “Purchaser's Account”).

3.3.4	Escrow Account. The Escrow Consideration shall be delivered to the account of the Escrow Agent as set forth in the Escrow Agreement.

3.4

Registration. After the Closing Date and as soon as commercially possible, HealthTronics shall file an S-3 Registration Statement with the United States Securities and Exchange Commission to register all HealthTronics Shares transferred to the Sellers pursuant to the Securities Act of 1933. The HealthTronics Shares so registered shall be fully tradeable on the Nasdaq National Market under ticker HTRN as soon as such registration is effective.

3.5

Consideration. All references to Consideration used in this Agreement shall refer to all consideration described in this Section 3 including the value of the shares issued and the loans assumed or paid.

4.	Closing Date, Conditions Precedent to Closing

4.1	Signing Date and Closing Date. Signing Date and Closing Date shall each have the following meaning in this Agreement:

4.1.1	“Signing Date” (Unterzeichnungstag) shall be the day on which this Agreement has been duly executed.

4.1.2	“Closing Date” (“Vollzugstag”) shall be the day on which all of the Closing Events shall have taken place or have been duly waived.

4.2

Closing Date. The Transaction described in this Agreement shall be consummated on March 1, 2004, or on the later closing date as agreed upon by the Parties or, if the conditions precedent set forth in Section 4.3 have not been met before such date, ten (10) Business Days after the conditions precedent set forth in section 4.3 of this Agreement have been met.

4.3	Closing Conditions

4.3.1

Conditions to Obligations of Each Party. The respective obligations of the Parties to effect the Transaction shall be subject to the satisfaction or waiver by all parties, on or by the Closing Date, of the following conditions:

(i)

The Purchaser has obtained all necessary consents from competent merger control authorities, and any waiting periods under applicable merger control laws shall have duly lapsed or been terminated without there being imposed on any of the Parties any material condition, requirement or commitment which would impose on the Purchaser any substantial limitation to acquire the Shares;

(ii)

No action shall be pending or threatened and no order, injunction or decree of any court, administrative body or arbitral tribunal shall exist which seeks to enjoin, restrain in a material and non-remediable manner or prohibit the completion of the Transaction.

(iii)	TKB shall have waived any and all claims in regards to ownership in the shares of HMT Holding.

4.3.2

Conditions to Obligations of Purchaser. The respective obligations of Purchaser to effect the Transaction shall be subject to the satisfaction or waiver, on or by the Closing Date, of the following conditions:

(i)	all representations and warranties of the Sellers are true and correct in all respects as of the Signing Date and as of the Closing Date, as if made as of each such date;

(ii)	the Sellers have performed all agreements and covenants made by the Sellers in this Agreement or pursuant hereto that are to be performed prior to or at the Closing Date;

(iii)

there shall not have occurred, between the Signing Date and the Closing Date, any event, change or development which individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

(iv)	Sellers have assumed the TKB Financing Dept in excess of CHF 5,000,000, if any;

(v)

TKB shall have waived any and all claims against HMT, except for the claims which are based on the newly concluded agreements between TKB and HMT, and TKB and HMT shall have entered into new debt agreements for both the term loan in the amount of CHF 5,000,000 and the line of credit in the amount of CHF 2,750,000;

(vi)	Sellers have assumed the loans granted to HMT Holding by TKB in excess of CHF 2,000,000, if any;

(vii)	TKB shall have waived any and all claims against the Company;

(viii)	Each Seller with an employment agreement with HMT Holding shall have entered into a amended employment agreement on such terms acceptable to Purchaser.

(ix)	termination of agreements regarding the contracts listed in Exhibit 4.3.2 (ix) on terms reasonably satisfactory to Purchaser;

(x)

Nasdaq shall have ruled that a shareholders meeting of HealthTronics is not required to issue the number of Healthtronic Shares for the Consideration, or HealthTronics has successfully received shareholder approval of the Transaction pursuant to a special shareholders meeting of HealthTronics.

(xi)	TKB shall have consented to the Transaction and waived any liens and claims against HMT Holding or its shares.

(xii)	HealthTronics shall have closed its restated credit facility with its senior lender.

(xiii)	Swiss tax authorities shall have favorably ruled upon Purchaser’s proposed structure to complete the Transaction.

(xiv)	The workers’ body of HMT shall have been duly informed of the Transactions contemplated by this Agreement.

(xv)	The Purchaser shall be satisfied with the results of a pension fund audit of the Company.

(xvi)	There is no and there has been no default under the loan agreement between HMT Invest and HMT.

4.3.3.

Conditions to Obligations of Sellers. The respective obligations of Sellers to effect the Transaction shall be subject to the satisfaction or waiver, on or by the Closing Date, of the following conditions:

(i)	all representations and warranties of HealthTronics and the Purchaser are true and correct in all respects as of the Signing Date and as of the Closing Date, as if made as of each such date;

(ii)

HealthTronics and the Purchaser have performed all agreements and covenants made by HealthTronics and the Purchaser in this Agreement or pursuant hereto that are to be performed prior to or at the Closing Date;

(iii)

there shall not have occurred, between the Signing Date and the Closing Date, any event, change or development which individually or in the aggregate, has had or is reasonably likely to have a HealthTronics Material Adverse Change pursuant to Section 7.3.

4.4

Fulfilment of Closing Conditions and Antitrust Filings. The Parties undertake to use all reasonable endeavors and to render to each other all reasonably necessary support and cooperation to ensure that the Closing Conditions are fulfilled as soon as possible after the Signing Date, it being, however, understood that the Purchaser shall be responsible for all antitrust filings, if so required (herein “Antitrust Filings”). Purchaser shall see to it that all

Antitrust Filings shall be duly effected within 30 Business Days after the Signing Date hereof. The Sellers and Purchaser shall cooperate with one another in preparing and making the Antitrust Filings and in furnishing all information required in connection therewith. The Parties shall inform each other in writing without undue delay as soon as any or all of the Closing Conditions have been fulfilled.

4.5

Withdrawal. Either of the Sellers or the Purchaser by written notice to the other Parties may withdraw from this Agreement if not all of the Closing Conditions have been fulfilled at the latest twelve (12) months after the Signing Date. Such withdrawal is only valid if the other Parties have received such written notice of withdrawal prior to the date on which the Closing Conditions have been fulfilled. No liability shall attach to the Parties in case of a withdrawal of this Agreement in accordance with the preceding sentences, provided that if such withdrawal results from the failure of any party (i) to fulfil a condition to the performance of the obligations of another party or (ii) to perform a covenant of this Agreement such Party shall, notwithstanding any other provisions of this Agreement, be fully liable for any and all damages incurred or suffered by the other Party as a result of such failure or breach. The right to request specific performance shall be preserved. If this Agreement is terminated all provisions of this Agreement shall cease to be effective except for Sections 10.1.

5.	Closing

5.1	Closing Events. On the Closing Date, the following events (herein “Closing Events“) shall take place at the offices of Baker & McKenzie, Zurich, or at such other place as agreed between the Parties:

5.1.1

Delivery by Sellers to the Purchaser of certificates representing all 300,000 Shares of HMT Holding with a par value of CHF 1.00 each, endorsed in blank where necessary (or to the extent the Shares are not certificated, valid assignments in writing relating to the Shares);

5.1.2

Delivery by the Sellers to the Purchaser of (i) an original of a resolution of the board of directors of the Company to the effect that the Purchaser has been registered in the stock ledger of the Company as sole shareholder.

5.1.3	Delivery by Sellers to the Purchaser of certificates representing all 9.200 registered shares of HMT with a par value of CHF 200.00 each;

5.1.4	Delivery of the Sellers to the Purchaser of the Exhibits to this Agreement to the satisfaction of Purchaser;

5.1.5

Delivery by the Purchaser to Sellers to each Seller’s Deposit Account and/or to each Seller's Account of such Seller's share in the Direct Consideration (as defined in Section 3.1) less such Seller's share in the Escrow Consideration (as defined in Section 3.1).

5.1.6	Delivery by the Purchaser to the Escrow Agent into the Escrow Account of the Escrow Consideration (as defined in Section 3.1)

5.1.7

Delivery by the Purchaser to the Sellers of (i) an original of a resolution of the board of directors of HealthTronics to the effect that the Sellers have been registered in the stock ledger of HealthTronics as shareholders with full voting rights, and (ii) Healthtronic’s share ledger reflecting the transfer of the Shares from HealthTronics to the Sellers.

6.	Sellers’ Representations and Warranties

6.1

Sellers’ Representations and Warranties. Each of the Sellers hereby represents and warrants severally and jointly, limited to such Seller’s portion of the total Consideration (provided that this limitation shall not apply if a claim relates to willful fraud of the Seller against whom such claim is made and provided this limitation shall not apply to shares held in Escrow), and also limited for all claims to the value of HealthTronics Shares received at Closing or the cash value of HealthTronics Shares received at Closing sold prior to such claim, and subject to the remedies set out in Section 8 below, that the statements set forth hereinafter are true and correct as at the Signing Date and the Closing Date, unless expressly specified otherwise herein; (herein collectively “Sellers' Representations and Warranties”) (references to HMT, HMT Holding or the Company shall include all subsidiaries of each entity):

6.1.1

Enforceability, No Conflict. This Agreement constitutes the legal, valid, and binding obligation of the Sellers, enforceable under Swiss laws against the Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.1.2

Power and Authority. Each of the Sellers has the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform its obligations under this Agreement. No authorization, permits or consents are required from any governmental or administrative authority, or any third party (including but not limited to the consent of a spouse of any of the Sellers) for the consummation of the Transaction other than set forth in this Agreement. Neither the execution of this Agreement nor the consummation or performance of the Transaction contemplated thereby will directly or indirectly (with or without notice or lapse of time) contravene any governmental authorization, legal requirement or order or contractual obligation to which the Sellers are bound or subject.

6.1.3

Incorporations and Existence. HMT Holding, HMT and all of their subsidiaries, including but not limited to HMT, listed in Exhibit 6.1.3 (the “Subsidiaries”) are duly incorporated and validly existing under the laws of Switzerland or the laws of the jurisdiction of origin of such entity.

6.1.4

Total Number of Shares. The total number of issued shares of HMT Holding is 300,000 registered shares with a par value of CHF 1.00 each. The Shares and all rights pertaining thereto (i) exist in the amounts set out herein, (ii) are fully paid-up and have not been repaid, and (iii) as of the Closing Date, are free and clear of any third party rights and are not subject to any pledge, assignment, charge or other security right. There is no share capital or other equity interest in HMT Holding issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obliging HMT Holding to issue, transfer or sell any of its share capital or other equity interest, or any agreements, arrangements, or understandings granting to any person any rights in the Company similar to share capital or other equity interests.

The total number of issued shares of HMT is 3,500 registered HMT Shares with a par value of CHF 800 each and 9,200 registered HMT Shares with a par value of CHF 200 each. The HMT Shares and all rights pertaining thereto (i) exist in the amounts set out herein, (ii) are fully paid-up and have not been repaid, and (iii) as of the Closing Date, are free and clear of any third party rights and are not subject to any pledge, assignment, charge or other security right. There is no share capital or other equity interest in HMT issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obliging HMT to issue, transfer or sell any of its share capital or other equity interest, or any agreements, arrangements, or understandings granting to any person any rights in HMT similar to share capital or other equity interests.

6.1.5

Ownership. Sellers own and are entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement, free and clear from any Lien. HMT Holding and HMT Invest AG are the sole owners of HMT and have full legal and beneficial ownership of all of the HMT Shares which are, except for the right of pledge of Jenoptik AG as in more detail described in Exhibit 6.1.5, free and clear from any Lien. For the purpose of this Agreement “Lien” shall be defined as any lien, charge, encumbrance, security interest including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of preemption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

6.1.6

Ownership of the Subsidiaries. Each of HMT Holding and HMT is the direct and/or indirect owner of such percentage of shares and voting rights of the issued shares of each Subsidiary as set out in Exhibit 6.1.3, free from any Lien , and all such shares are fully paid. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements, arrangements or understandings granting any person any rights in any Subsidiary similar to share capital or other equity interests which, if issued, subscribed, exercised or converted, would reduce HMT Holding’s or HMT’s equity and/or voting interest in that Subsidiary..

6.1.7

Bankruptcy or Judicial Composition Proceedings. As of the Closing Date, no bankruptcy or judicial composition proceedings concerning the Sellers and/or HMT Holding and/or HMT have been applied for, no circumstances pursuant to Article 725 et seq. CO exist or circumstances which would require the application for any bankruptcy or judicial composition proceedings, and no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement.

6.1.8.

Material Agreements. Neither HMT Holding or HMT is a party to any of the following agreements and commitments which have not yet been completely fulfilled, the existence of which, or the termination of which, could have a Material Adverse Effect (as defined below) on any of the material agreements set forth in Exhibits 6.1.8.1 (herein collectively “Material Agreements”)

(i)

non-compete, restrictive covenants or other agreements that restrict HMT Holding or HMT from operating the Business except for vertical restrictions under distributorship, agency, license agreeements and alike agreements which do not contain any hard core restrictions pursuant to revised Swiss competition law and which are listed onExhibit 6.1.8.2;

(ii)

agreements relating to (i) the disposition within a period of five (5) years prior to the Closing Date or (ii) the acquisition or sale after the Closing Date of interests in other companies or businesses which in each case involve payment obligations in excess of CHF 150,000 individually or CHF 200,000 in the aggregate;

(iii)

lease, leasehold or hereditary building right agreements relating to real properties which, individually, provide for a net present value of CHF 100,000 or more individually or CHF 200,000 in the aggregate;

(iv)

contracts or other agreements relating to the construction or acquisition of fixed assets or other capital expenditures involving an amount in excess of CHF 150,000 p.a. individually or CHF 250,000 in the aggregate;

(v)

contracts and other agreements to sell, lease or otherwise dispose of any assets owned by HMT Holding or HMT other than in the ordinary course of business involving an amount in excess of CHF 300,000 p.a. individually or CHF 350,000 in the aggregate;

(vi)	inter-company and similar agreements;

(vii)	any agreements that provide for a minimum supply or for minimum payments; and

(viii)	joint venture or similar agreements.

except for the agreements and commitments (a) listed or disclosed in Exhibit 6.1.8.3 or (b) referred to in this Agreement. For the purpose of this Agreement, “MaterialAdverse Effect” relating to HMT Holding or HMT means any change or effect that affects the financial condition, results of operations, business operations or assets of HMT Holding or HMT in a magnitude meeting or exceeding the De Minimis Thresholds of Section 8.4.

6.1.9

Compliance with Material Agreements. Except as disclosed in Exhibit 6.1.9, each of HMT Holding or HMT has complied with the obligations under the Material Agreements, except for any default or breach, which would not cause a Material Adverse Effect. None of the Material Agreements has been terminated or modified in a material way by any party, nor has any party given written notice about its intention to terminate a Material Agreement and to the Best Knowledge of Sellers no grounds for termination exist. The Material Agreements are valid, in full force and effect and enforceable.

6.1.10

Intellectual Property Rights. Each of HMT Holding or HMT owns, or lawfully uses all such patents and trade marks which are necessary to carrying on as conducted for the Business taken as a whole (except for licenses of, and similar rights in, application software) (herein collectively “Intellectual Property Rights”). Exhibit 6.1.10 contains a true and complete list of the Intellectual Property Rights of which either HMT Holding or HMT is the legal owner indicating (i) the nature and the registered owner of the Intellectual Property Rights and (ii) if applicable, the jurisdiction in which such Intellectual Property Rights have been registered. None of the Intellectual Property Rights have been challenged or, to the Best Knowledge of the Sellers, infringed.

6.1.11

Insurance. Each of HMT Holding and HMT is validly covered by policies of insurance against fire, water, theft, third party liability insurance, product liability and other business risk usually required for the Business pursuant to Exhibit 6.1.11, except for such insurances the lack of which would not have a Material Adverse Effect.

6.1.12

Financial Statements. The audited financial statements for HMT Holding and HMT consolidated as at December 31, 2002 and the unaudited financial statements for HMT Holding and HMT consolidated (reviewed by the auditors until the 3rd quarter 2003) as at December 31, 2003 (Exhibit 6.1.12) (herein together the “Financial Statements”) were prepared in accordance with the accounting principles of the CO on a consistent basis and correctly reflect the financial situation of HMT Holding and HMT consolidated as of the respective date of the Financial Statements.

As per the respective dates of the Financial Statements, HMT Holdling and HMT consolidated have no material liabilities which have to be listed in the Financial Statements and which are not contained therein. All material contingent liabilities of HMT Holding or HMT are listed in the annotations to the Financial Statements.

6.1.13

Material Assets. Except as disclosed in Exhibit 6.1.13, each of HMT Holding or HMT owns, or holds lawful possession of all fixed assets (i) which are necessary and material for carrying out the Business in substantially the same fashion and manner as at the Signing Date and (ii) which are reflected in the Financial Statements (as defined in Section 6.1.12 above) or which have been acquired after December 31, 2003 respectively, except for such assets which were sold, abandoned or otherwise disposed of in the ordinary course of business since December 31, 2003 (herein collectively “Material Assets”). The Material Assets are not charged with any rights of third parties including the transfer for security purposes except for (i) customary rights of retention of title, liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like, (ii) security rights granted to banks and other financial institutions in respect of debt reflected in the Financial Statements, and (iii) statutory security rights in favor of tax authorities or other governmental entities and (iv) encumbrances other than rights under (i) through (iii) above which do not have a Material Adverse Effect. The Material Assets are in a useable condition in order to continue the Business in the same fashion as conducted as of the Signing Date and the Closing Date.

6.1.14

Permits. HMT Holding and HMT are in possession of all material governmental approvals, licenses and permits necessary to operate the Business as conducted and which are material for the Business taken as a whole (herein collectively “Permits”) except as disclosed in Exhibit 6.1.14.

6.1.15

Litigation. HMT Holding and HMT are not involved in court or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant having a litigation value exceeding CHF 50,000 in the individual case or CHF 100,000 in the aggregate except as disclosed in Exhibit 6.1.15. There are no product liability claims pending or threatened against HMT Holding or HMT with a litigation value exceeding CHF 50,000 in the individual case or CHF 100,000 in the aggregate.

6.1.16

Taxation. All notices, computations and tax returns which ought to have been made or filed prior to or at the Closing Date by or with respect to Taxes payable or reimbursable by HMT Holding or HMT have been properly and duly submitted to the relevant tax authorities. All information, statements, disclosures, notices computations, accounts reports and returns submitted to such authorities were when made, and remain, true, correct and complete, and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. All tax returns (i) have been prepared in the manner required by legal requirements and (ii) accurately reflect the liability for Taxes of HMT Holding or HMT. All taxes for which either HMT Holding or HMT at the Closing Date or at any time thereafter is or may become liable in respect of the period up to and including the Closing Date, have been duly and timely paid or, to the extent that any Taxes have not been paid, fully provisioned in the Balance Sheet which shall include any Taxes for which HMT Holding or HMT are liable as a result of any event occurring on Closing, including the Closing itself.

All records which HMT Holding or HMT are required to keep for tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by HMT Holding or HMT have been duly kept and are kept and are available for inspection at the premises of HMT or of the Subsidiaries.

Neither HMT Holding nor HMT a party to any action or proceeding by any governmental Tax authority for non-payment of Taxes, nor has received notice from such body of any claim for such non-payment of Taxes, and no tax return of either HMT Holding or HMT are currently under tax audit by any taxing authority and no written notice or other communication of any such tax audit has been received. Neither HMT Holding nor HMT is a party to any agreement or any other legal form for the extension of time for the assessment of payment of Taxes and neither HMT Holding nor HMT is liable for any Taxes as result of any agreement or any other legal form for the assessment or payment of Taxes. Neither HMT Holding nor HMT has any outstanding obligations under any settlement agreements entered into with Tax authorities and either party does not have any open audits or notifications of intent to audit

There are no outstanding Tax liabilities or exposures under previous acquisition agreements relating to either HMT Holding or HMT.

6.1.17

Employment Agreements. The employment agreements of either HMT Holding or HMT with the management employees listed in Exhibit 6.1.17.1 are in full force and effect as of the Closing Date, and are all the employment agreements with management employees that either HMT Holding or HMT has concluded or entered into. Except as set forth in Exhibit 6.1.17.2, there is no bonus or similar scheme (whether in writing or otherwise) and there is no material deviation from the standard employment agreements included in Exhibit 6.1.17.3. Except as disclosed on Exhibit 6.2.17.4, neither HMT Holding nor HMT has concluded or entered into any consultancy agreements.

Neither HMT Holding nor HMT has entered into any labor collective agreements (“Gesamtarbeitsverträge”) and none of the employees or the former employees have any claims against either HMT Holding or HMT such as claims for overtime, that exceed CHF 10,000 individually.

6.1.18

Pensions and Benefit Plans. Except as set forth in Exhibit 6.1.18, the Employee Benefit Plans of HMT Holding or HMT are fully funded as of December 31, 2003 in acordance with FAS 87. Each of HMT Holding and HMT and the Subsidiaries' Employee Benefit Plans comply with applicable laws; there are no other pension plans, benefit plans or similar health or welfare commitments and HMT Holding, HMT and the Subsidiaries have made all contributions to the Employee Benefit Plans as required by applicable law and the documents which govern the terms of such plans. All premiums due to be paid to the Employee Benefit Plans have been paid when due or adequately provisioned for in the Financial Statements or the Closing Balance Sheet. The Employee Benefit Plans have no claims against HMT Holding, HMT or the Subsidiaries other than for the current ordinary contributions and as set out in the Employee Benefit Plans.

The financial statements of the Employee Benefit Plan for each of HMT Holding or HMT have been prepared in accordance with generally accepted Swiss accounting and actuarial principles consistently applied and the applicable laws and regulations. No commitment exists and no decision has been made with respect to the use of the Arbeitgeber-Beitragsreserve or the Freies

Stiftungskapital which existed on December 31, 2003 in the Employee Benefit Plans.

6.1.19

Information Technology. Except as disclosed in Exhibit 6.1.19, the computer systems, software and other processing equipment used by HMT Holding or HMT are the object of licensing agreements and enable either party to conduct its Business as it is currently conducted. Each of HMT Holding or HMT holds all necessary licenses and authorities for such use and no employee of HMT Holding or HMT holds the sole and exclusive ownership of any intellectual property right over, in or to the computer systems, software and other processing equipment used by HMT Holding or HMT.

6.1.20

Environmental Matters. Except as indicated in Exhibit 6.1.20, both HMT Holding and HMT have (i) complied with all environmental, health and safety laws applicable to such company, and no action, suit or proceeding by any third party or any governmental or administrative authority is pending against any such company alleging any failure to comply with any environmental, health or safety laws in effect as of the date of this Agreement, and (ii) obtained and been in compliance with all of the terms and conditions of all permits, licenses and authorizations required under any environmental, health and safety laws.

6.1.21

Compliance With Laws. Except as disclosed in Exhibit 6.1.21 both HMT Holding and HMT has conducted the Business, and will be conduct until the Closing Date, substantially in compliance with all applicable laws and in compliance with all Permits except where the failure so to comply would not have a Material Adverse Effect.

6.1.22

No Material Adverse Effect. Since December 31, 2003 and until the date hereof, there has not occurred an event or series of events that, individually or taken as a whole, would constitute a Material Adverse Effect on the Business or operations of either HMT Holding or HMT.

6.1.23

Disclosed Documents. The documents and information listed in the Disclosure Schedules (as defined below) and contained in the Exhibits to this Agreement were produced in good faith by Sellers for the purpose of assisting Purchaser in its due diligence investigation and contain all information which are material for a reasonable buyer in carrying out its due diligence of HMT Holding and HMT. Any such documents and information is true and correct in all material respects. There is no other information, not disclosed by Sellers, which are material for a reasonable buyer in carrying out its due diligence of HMT Holding or HMT in connection with the Transaction.

6.1.24

Ownership of Shares in HealthTronics. Each Seller represents and warrants that no Seller or any owner of Seller or any HMT Invest seller (or voting group) will own more than 10% (approximately 1,150,000) shares of HealthTronics after receipt of HealthTronics shares as provided herein.

6.2

Sellers Disclosure Schedules. All Schedules referred to in Section 6.1 are collectively referred to as the “Sellers’ Disclosure Schedules”. The Sellers do not give or assume any Representations and Warranties other than those set forth in Section 6.1 above.

6.3

Best Knowledge of Sellers. For the purpose of this Agreement “Best Knowledge of the Sellers” or similar expressions shall mean the actual knowledge of the Sellers and of the members of the boards of directors (Verwaltungsrat) of each of HMT Holding and HMT (as registered in the commercial register on the Signing Date) which such board of directors obtained as of the Closing Date, in relation to the Sellers' Representations and Warranties contained in Section 6.1 above.

7.	Representations and Warranties of the Purchaser

7.1

Purchaser’s Representations and Warranties. HealthTronics and the Purchaser hereby jointly and severally represent and warrant, subject to the remedies set out in Section 8 below, that the statements set forth hereinafter are true and correct as at the Signing Date and the Closing Date, unless expressly specified otherwise herein (herein collectively “Purchaser's Representations and Warranties”):

7.1.1

Enforceability,No Conflict. This Agreement constitutes the legal, valid, and binding obligation of HealthTronics and the Purchaser, enforceable under US and Swiss laws against HealthTronics and the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

7.1.2

Power and Authority. HealthTronics and the Purchaser have the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform their obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of HealthTronics and the Purchaser. Neither the execution of this Agreement nor the consummation or performance of the Transaction contemplated thereby will directly or indirectly (with or without notice or lapse of time) contravene any governmental authorization, legal requirement or order to which the Purchaser is bound or subject, any provision of HealthTronics’ or Purchaser's organizational documents or any resolution adopted by their boards of directors or shareholders.

7.1.3

Incorporation and Existence. HealthTronics and all of its subsidiaries (incl. the Purchaser) (the “Subsidiaries”) are duly incorporated and validly existing under the laws of Georgia, USA or Delaware, USA or its jurisdiction of origin.

7.1.4

Shares in HealthTronics. The total number of issued shares in HealthTronics is approximately 11,750,000. The HealthTronics Shares, as defined in Section 3.1 above, and all rights pertaining thereto (i) exist in the amounts set out herein, (ii) are validly issued, (iii) will upon registration by the SEC be tradeable on the Nasdaq National Market under ticker HTRN in the same way as the shares in HealthTronics currently traded on Nasdaq, and (iv) are free and clear of any third party rights and are not subject to any pledge, assignment, charge or other security right.

7.1.5

Bankruptcy or Judicial Composition Proceedings. As of the Closing Date, no bankruptcy or judicial composition proceedings concerning HealthTronics or the Purchaser have been applied for, no circumstances which would require the application for any bankruptcy or judicial composition proceedings exist, and no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement.

7.1.6

No Material Adverse Effect. Since December 31, 2003 and until the date hereof, there has not occurred an event or series of events that, individually or taken as a whole, would constitute a Material Adverse Effect on the business or operations of HealthTronics and its Subsidiaries.

7.2

HealthTronics Group of Companies. For the purpose of Sections 7 and 8, “Purchaser” shall include all companies belonging to the HealthTronics group of companies including HealthTronics and the Purchaser.

7.3

Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” relating to HealthTronics and/or the Purchaser means either of (i) any change or effect that affects the financial condition, results of operations, business operations or assets of HealthTronics and/or Purchaser in a magnitude meeting the De Minimis Thresholds of Section 8.4, or (ii) any event or effect that leads to the decrease of the HealthTronics Share Price below USD 5.00 per HealthTronics Share as of the Signing or Closing Date.

8.	Remedies

8.1

Term of Representations and Warranties (Verjährung). The Sellers’ and Purchaser’s/HealthTronics’ Representations and Warranties set forth in Sections 6 and 7 of this Agreement shall continue in effect until the first anniversary of the Closing Date, and with regard to the representation and warranties in Section 6.1.16 (taxation) shall continue until six months after the final assessment for the relevant Taxes has been determined and becomes legally-binding (“rechtskräftig festgesetzt”) and in regards to Section 6.1.20 (environmental) shall continue in effect until the tenth anniversary of the Closing Date and in regards to Sections 6.1.6 (ownership) shall have no termination (herein “Time Limitations”). Art.210 CO is hereby explicitly waived.

8.2

Limitations of the Purchaser's or Sellers’ Rights and Remedies. Each of the Sellers or the Purchaser/HealthTronics shall not be liable for a breach of the others Representations and Warranties if and to the extent:

8.2.1

the matters giving rise to the losses have been specifically and fully disclosed in this Agreement including the Exhibits hereto or have been actually known otherwise to the Purchaser respectively one of the Sellers on or before the Signing Date.

8.2.2	the matters giving rise to the losses have been specifically and fully disclosed in the Sellers’ Disclosure Schedules respectively the Purchaser’s Disclosure Schedules;

8.2.3	the Sellers respectively the Purchaser have (has) remedied the breach alleged by the Purchaser (the Sellers) within 30 calendar days following receipt of the notice of breach from the Purchaser (the Sellers);

8.2.4	the Purchaser or the Sellers which suffered the loss may fully and comprehensively recover under any title whatsoever from a third party (including insurance company).

8.3

Limitation of Claims. The Purchaser's or Sellers’ claims hereunder shall be limited to the total Consideration paid herein, absent fraud, willful default, willful concealment or gross negligence (herein “Liability Cap”). For the avoidance of doubt it being understood that the joint and several liability of each Seller shall be limited to the respective Seller’s portion of the total Consideration as described in Section 6.1 excluding however the Escrow Consideration. In addition to the limitation provided in Section 6.1, each Sellers liability shall also be limited to such amount that is no greater than an amount that will leave each Seller with Consideration of a value equal to each Seller’s pro rata portion, as determined by ownership of HMT Holding prior to closing, of the value of 100,000 HealthTronics Shares at Closing, provided however such limitation shall not apply to such Seller’s willful fraud or such Seller’s shares held in the Escrow.

8.4

Thresholds. The Sellers have no obligation to pay any amount under Sections 6 and 8 and HealthTronics or the Purchaser have no obligation to pay any amount under Sections 7 and 8 this Agreement: where the individual claim or a series of claims having the same factual origin is less than CHF 50,000 in total and until the aggregate amount of all claims of the Purchaser or the Sellers equals or surpasses CHF 200,000 (herein “De Minimis Amount”). If the liability of Sellers or Purchaser is greater than the De Minimis Amount, Sellers’ or Purchaser’s liability shall be the full amount and not only the excess above such amount subject to the other provisions of this Section 8.

8.5

Notification and Examination. If the Purchaser wishes to assert a warranty claim under Section 6 of this Agreement, or if a Seller wishes to assert a warranty claim under Section 7 of this Agreement, such Party has to notify the other Party in writing (with a copy to the other Seller) within 60 calendar days after the claiming Party with reasonable certainty based on documentary proof has detected a breach of representations and warranties, describing in reasonable details such breach and any damage suffered by HMT, HealthTronics and/or the Purchaser respectively by the Sellers as a consequence of such breach. If the claiming Party has notified the other Party of a breach of representations and warranties, the claiming Party making the claim has to commence litigation in accordance with Section 10.8 of this Agreement within 180 calendar days after the total amount notified under this Section 8.5 exceeds the aggregate amount as set forth in Section 8.4 unless the claim by the claiming Party is either settled before the expiry of such deadline and the notification requirements as stated in this Section 8.5, or the Parties agree in writing on an extension of such deadline. If the claiming Party fails to meet such deadline, the claim concerned shall be foregone and unenforceable. Any statutory notice, examination or similar requirements (including Art. 201 CO) are hereby waived to the fullest extent permitted by law.

8.6

Indemnification. In the event of any breach or non-fulfillment by Sellers or Purchaser of any of Seller’s or Purchaser’s Representations and Warranties, the defaulting Party shall be liable for putting the claiming Party into the same position that it would have been in if the defaulting Party’s representations and warranties contained in Sections 6 and 7 had been correct or had not been breached (Naturalrestitution), or, at the election of the claiming Party, to pay damages for non-performance (Schadenersatz) in an amount which reasonably reflects the reduced value of the Shares or the HealthTronics Shares respectively (the “Reduction in Value”).

8.6.2

Indemnification for Certain Contractual Claims. Sellers shall hold harmless the Purchaser for any and all claims raised out of the Loans and any agreement among the shareholders of HMT or the shareholders of HMT Invest or HMT Holding.

8.6.3

Notification and Term. The notification obligations set forth in Article 8.5 shall apply mutatis mutandis. This convenant shall survive until three months after expiry of the appropriate statute of limitations.

8.7

No Recourse to Management. Except as contemplated in this Agreement for Sellers, if and to the extent any Party shall be held liable by the other Party(ies) for a breach of representations or warranties under this Agreement, all Parties hereby waive any rights of recourse (Regressanspruch) against any employees of HMT and/or HealthTronics they may have.

8.8

No other Remedies. The Parties are in agreement that the remedies any Party may have against any other Party for breach of obligations set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser or the Sellers. Apart from the rights of the Parties under Sections 6, 7 and 8 above, any and all remedies including, without limitation, the right to rescind this Agreement or to seek damages or indemnification for any breach of representations and warranties (except as explicitly provided herein) shall not apply and are expressly excluded and waived by the Parties (except claims for willful deceit and other intentional breaches of contract). In particular, and without limitation to the forgoing, the Parties explicitly waive: (i) any and all rights pursuant to Articles 192 et. seq. and 197 et seq. of the CO and any other rights of a similar nature and (ii) the right of contract rescission under Articles 24 and 205 of the CO or otherwise. The Parties are in agreement that the Sellers' and Purchaser’s Representations and Warranties are only designed for the specific remedies of the Purchaser or the Sellers set forth in this Section 8 and the restrictions contained in this Section 8, and that Sellers' and Purchaser’s Representations and Warranties shall not serve to provide the other Party(ies) with any other claims than those set forth in this Agreement.

9.	Sellers' and Purchaser's Covenants

9.1

Continuation of Business of HMT. Unless otherwise provided herein, at all times from the Signing Date up to and including to the Closing Date, Sellers shall procure that each of HMT Holding and HMT continues to operate the Business as a going concern, in the ordinary course of Business. Unless specifically provided in this Agreement, Sellers shall not, and shall procure that the Company shall not without prior consent of Purchaser do or agree to do any of the following from the Signing Date through to the Closing Date:

(i)	do anything that would materially interfere with the consummation of the Transaction;

(ii)	do anything which would result in a Material Adverse Event;

(iii)

make any hiring or any material change in the terms of employment of any director, officer or employee of HMT Holding or HMT other than in accordance with existing agreements or normal prior practice whereby salary or benefits increases which have an impact on the financial position of the Company after December 31, 2003 shall be subject to prior consent of Purchaser;

(iv)	form, enter into, vary, terminate or withdraw from any partnership, consortium, joint venture or other incorporated association;

(v)	delay payment, change invoicing and payment terms other than consistent with prior business practice;

(vi)	alter or amend in any manner the articles of incorporation or organizational regulations of the Company;

(vii)	issue or create any obligation to issue any shares or equity-linked securities in the Company;

(viii)	increase or reduce or otherwise change the share capital, or grant any option or conversion rights on the equity of the Company;

(ix)	enter into, increase or extend any liability under any guarantee or indemnity other than in the ordinary course of Business;

(x)	grant, create or allow to be created any Lien over any of its assets other than charges arising by operation of law or in the ordinary course of Business;

(xi)	initiate, discontinue or settle any litigation or arbitration proceedings where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 25,000;

(xii)	declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the Shares and/or the HMT Shares;

(xiii)	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of Business;

(xiv)	terminate, amend or enter into any Material Agreements;

(xv)	enter into or amend any loan and credit agreements with borrowings or credit lines in excess of CHF 50,000;

(xvi)	enter into or amend guarantees without existing credit lines in place.

9.2

Extraordinary Shareholders’ Meeting of HMT Holding. The Purchaser agrees to hold an extraordinary shareholders meetings of HMT Holding immediately after the Closing and to elect new directors at such meeting. The Purchaser agrees to grant complete discharge to the present directors at such meeting. The consent of the Purchaser to the discharge of the directors does not operate as a waiver of the Purchaser's claims under Sections 6 and 8 Agreement.

9.3

Sale of HealthTronics Shares. The Sellers each individually agree not to sell more than 2,000 HealthTronics Shares per week and per shareholder. Consequently, HMT Holding or its shareholders collectively may not sell more than 10,000 HealthTronics Shares per week.

9.4

Shareholders Meeting of the Purchaser. The Purchaser agrees to propose to the next shareholders Meeting of the Purchaser scheduled for May 21, 2004, the election of two new members of the board, namely Dr. Andreas Baenziger and another person nominated by Sellers.

9.5

HMT as a Separate Profit Center of Healthtronics Group. Healthtronics and the Purchaser agree to use their best commercial efforts and subject to US laws to keep HMT after its acquisition by the Purchaser as a separate and independent profit center, mainly managed by HMT’s current management and located at HMT’s current domicile. Subject to US laws, HealthTronics shall use commercially reasonable efforts to primarily utilize HMT’s management on a worldwide basis for the whole Healthtronics group for the following areas:

research & development, manufacturing, sales and service, clinical affairs and reimbursement in the shock wave business.

9.6

Purchase of shares in HMT or HMT Invest. Healthtronics, for itself as well as for all of its subsidiaries, including the Purchaser, agrees if it, or any of its subsidiaries, decides to purchase shares in HMT from HMT Invest or shares in HMT Invest from HMT Invest’s shareholders, that such purchase will be based, to the extent applicable, principally on (and, therefore, the shareholders of HMT Invest be subject to) the same (i) Sellers’ representations and warranties (Section 6, including joint and several liability, etc.), (ii) remedies (Section 8, including (time) limitations, caps, thresholds, de minimis amounts, etc.) and (iii) the lock-up provision (Section 9.4) as set as set out in this Agreement. It being understood that the representations and warranties of the shareholders of HMT Invest and, if applicable, of HMT Invest under such purchase agreement could in particularly be limited to the period during which some or all shareholders of HMT Invest rather than Sellers in effect run the business of HMT and / or before the Closing Date. This provision shall not apply if the board of directors of HMT Holding unanimously decides that it is in the best interest of the Company to have a 100% ownership in HMT, in particular, because the business of HMT is negatively affected by the behaviour of HMT Invest and / or the shareholders of HMT Invest. If Dr. Andres Baenziger is not a member of the board of directors of HMT Holding at the time such decision is being taken by the board of directors of HMT Holding, then this Section 9.6 shall apply unless Dr. Andreas Baenziger, as representative of the Sellers, waives the application of this Section 9.6. If the board of directors of HMT Holding unanimously decides or Dr. Andreas Baenziger consents that this Section 9.6 shall not apply, the less stringent sellers’ representations and warranties, (ii) remedies and (iii) lock-up provision as are being agreed upon with the shareholders of HMT Invest shall apply, to the extent applicable, also to the Sellers under this Agreement.

10.	Miscellaneous

10.1

Confidentiality. Except as otherwise required by law (including if required by any stock exchange on which any of the securities of any Party or their respective affiliates are listed or by any securities commission or similar regulatory authority having jurisdiction over any such Party or any of its affiliates), the Parties shall keep confidential the terms of this Agreement. The Purchaser may inform the public of the acquisition, the basic terms of this Agreement, as well as of the main aspects of HMT Holding’s and HMT’s Business.

10.2

Notices. All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:

If to any of the Sellers: Dr. Andreas Bänziger ******************** ******************** ******************** ********************

with a copy to: Baker & McKenzie Attn: Martin Furrer Zollikerstrasse 225 Postal Address: P.O. Box 8034 Zürich, Switzerland Tel: (41-1) 384 14 14 Fax: (41-1) 384 12 84

If to the Purchaser: HealthTronics Surgical Services, Inc. 1841 West Oak Parkway, Suite A Marietta, GA 30062 Phone: 770-419-0691 Fax: 770-419-9490 Attn: CEO and General Counsel

with a copy to: Lenz & Staehelin Attn: Marcel Meinhardt Bleicherweg 58 Zürich - 8027, Switzerland Phone: (41) 1 204 12 12 Fax: (41) 1 204 12 00

10.3

Costs. All expenses, costs, fees and charges in connection with the Transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective costs, fees and charges. All official fees charged by the cartel authorities in connection with the Antitrust Filings required under this Agreement shall be borne by Purchaser. Swiss stamp duties on securities transactions (“Umsatzabgabe”) payable in connection with the Transactions contemplated under this Agreement, if any, shall be split between HealthTronics/Purchaser (50%) and the Sellers (50%). The Parties shall procure that all other duties on transfer (e.g. fees relating to changes to the update of entries with the commercial register) be borne by HMT Holding.

10.4	Exhibits. All Exhibits and Disclosure Schedules to this Agreement constitute an integral part of this Agreement.

10.5

Entire Agreement. This Agreement and the Exhibits and Disclosure Schedules comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement must be made in writing by the Parties or in any other legally required form, if so required.

10.6	Assignment. No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties.

10.7	Business Days. Business days (excluding, for the avoidance of doubt, Saturdays and Sundays) shall be those prevailing in Atlanta, GA, USA, New York, NY, USA, and Zurich, Switzerland.

10.8

Governing Law and Jurisdiction. This Agreement shall be governed by, and be construed in accordance with, the laws of Switzerland. All disputes arising in connection with this Agreement or its validity shall be finally settled by three arbitrators (each party appointing one arbitrator and the president to be appointed by such two arbitrators) in accordance with the Swiss Rules of International Arbitration without recourse to the ordinary courts of law. The venue of the arbitration shall be Zurich. The language of the arbitral proceedings shall be English.

10.9

Severability. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

(signature pages follow)

Signed as of 18 February 2004

HMT Holding Holding AG /s/ A. Bänziger Dr. Andreas Bänziger, CEO Date: 2/18/04	/s/ A. Bänziger
Dr. Andreas Bänziger
Date:     2/18/04

/s/ i.v. Thomas Fischer
Norbert Brill
Date:     2/18/04

/s/ Thomas Fischer
Thomas Fischer
Date:     2/18/04

/s/ i.v. Thomas Fischer
Wilfred Thom
Date:     2/18/04

/s/ i.v. A. Bänziger
Roland Germann
Date:     2/18/04

HealthTronics Surgical Services Inc.
/s/ Argil J. Wheelock
Dr. Argil J. Wheelock, CEO and Chairman
Date:     2/18/04

HealthTronics GmbH (in the course of incorporation)

/s/ Martin J. McGahan
Martin J. McGahan, Manager
Date:     2/18/04